Exhibit 4.51

Confidential treatment has been requested for certain portions of this exhibit. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as “ ***** ”. A complete version of this exhibit has been filed separately with the Commission pursuant to an application for confidential treatment under Rule 24b-2 promulgated under the Securities Exchange Act of 1934, as amended.

ADB No. N01-AI-40071

	1. THIS CONTRACT IS A RATED ORDER	RATING	PAGE	OF	PAGES
AWARD/CONTRACT	UNDER DPAS (15 CFR 350) ▶	N/A	1		27

2. CONTRACT (Proc. Inst. Ident.) NO.	3. EFFECTIVE DATE	4. REQUISITION/PURCHASE REQUEST/PROJECT NO.
HHSN266200400071C	September 30, 2004	VRCB148

5. ISSUED BY	CODE	6. ADMINISTERED BY (If other than Item 6)	CODE

National Institutes of Health, DHHS
Contract Management Program, NIAID
Room 3214
6700-B Rockledge Dr., MSC 7612		RFP NIH-NIAID-DMID-04-49
Bethesda, Maryland 20892-7612

7. NAME AND ADDRESS OF CONTRACTOR (No. street, county, state and ZIP Code)		8. DELIVERY
		☐ FOB ORIGIN	☒ OTHER (See below)
FOB Destination

Acambis, Inc.		9/ DISCOUNT FOR PROMPT PAYMENT
38 Sidney Street		N/A
Cambridge, MA 02139

		10. SUBMIT INVOICES	ITEM

CODE	FACILITY CODE	ADDRESS SHOWN IN:	Article. G.3.

11. SHIP TO/MARK FOR	CODE	N/A	12. PAYMENT WILL BE MADE BY	CODE	N/A

Article F.1.			See Article G.3.

13. AUTHORITY FOR USING OTHER FULL AND OPEN COMPETITION: N/A	14. ACCOUNTING AND APPROPRIATION DATA ADB # N01-AI-40071
☐ 10 U.S.C. 2304(c)( ) ☐ 41 U.S.C. 253(c)( )	EIN# ***** SOC# **** 04: $ ***** CAN# 4-8460924

15A. ITEM NO.	15B. SUPPLIES/SERVICES	15C. UNIT PRICE	15D. AMOUNT	15E. UNIT PRICE	15F. AMOUNT

Title:	FY 04	$*****
Production and Testing of a Modified Vaccinia Ankara (MVA) Vaccine	FY 05	*****
Period: September 30, 2004 through September 29, 2007
Amount Allotted: *****
Contract Type: Cost reimbursement/Completion

	15G. TOTAL AMOUNT OF CONTRACT ▶		$*****

16. TABLE OF CONTENTS

☑	SEC.	DESCRIPTION	PAGE(S)	☑	SEC.	DESCRIPTION	PAGE(S)

		PART I — THE SCHEDULE				PART II — CONTRACT CLAUSES

☒	A	SOLICITATION/CONTRACT FORM	1	☒	I	CONTRACT CLAUSES	20

☒	B	SUPPLIES OR SERVICES AND PRICE/COST	4	PART III — LIST OF DOCUMENTS, EXHIBITS AND OTHER ATTACH.

☒	C	DESCRIPTION/SPECS./WORK STATEMENT	7	☒	J	LIST OF ATTACHMENTS	26

☒	D	PACKAGING AND MARKING	9			PART IV — REPRESENTATIONS AND INSTRUCTIONS

☒	E	INSPECTION AND ACCEPTANCE	9	☒	K	REPRESENTATIONS, CERTIFICATIONS	27

☒	F	DELIVERIES OR PERFORMANCE	10			AND OTHER STATEMENTS OF OFFERORS

☒	G	CONTRACT ADMINISTRATION DATA	11	☐	L	INSTRS., CONDS., AND NOTICES TO OFFERORS

☒	H	SPECIAL CONTRACT REQUIREMENTS	14	☐	M	EVALUATION FACTORS FOR AWARD

CONTRACTING OFFICER WILL COMPLETE ITEM 17 OR 18 AS APPLICABLE

17. ☒ CONTRACTOR’S NEGOTIATED AGREEMENT (Contractor is required to sign this document and return _2___copies to issuing office.) Contractor agrees to furnish and deliver all items or perform all the services set forth or otherwise identified above and on any continuation sheets for the consideration stated herein. The rights and obligations of the parties to this contract shall be subject to and governed by the following documents: (a) this award/contract, (b) the solicitation, if any, and (c) such provisions, representations, certifications, and specifications, as are attached or incorporated by reference herein. (Attachments are listed herein.)
18. AWARD ☐ (Contractor is not required to sign this document.) Your offer on Solicitation Number , including the additions or changes made by you which additions or changes are set forth in full above, is hereby accepted as to the items listed above and on any continuation sheets. This award consummates the contract which consists of the following documents: (a) the Government’s solicitation and your offer, and (b) this award/contract. No further contractual document is necessary.

19A. NAME AND TITLE OF SIGNER (Type or print)	20A. NAME OF CONTRACTING OFFICER
Janet M. Mattson
Contracting Officer, VRCB, CMP, NIAID, NIH, DHHS

19B. NAME OF CONTRACTOR	19C. DATE SIGNED	20B. UNITED STATES OF AMERICA	20C. DATE SIGNED

BY

(Signature of person authorized to sign)	(Signature of Contracting Officer)

NSN 7540-01-152-8069	26-107	STANDARD FORM 26 (REV. 4-85)
PREVIOUS EDITION UNUSABLE	Computer Generated	Prescribed by GSA
FAR (48 CFR) 53.214(a)

Contract No. HHSN26620040071C
ADB Contract No. NOI-AI-40071

DETAILED TABLE OF CONTRACT CONTENTS

PART I – THE SCHEDULE

SECTION A – SOLICITATION/CONTRACT FORM

SECTION B — SUPPLIES OR SERVICES AND PRICES/COSTS	4
ARTICLE B.1. BRIEF DESCRIPTION OF SUPPLIES OR SERVICES	4
ARTICLE B.2. ESTIMATED COST AND FIXED FEE	4
ARTICLE B.3. PROVISIONS APPLICABLE TO DIRECT COSTS	4
ARTICLE B.4. ADVANCE UNDERSTANDINGS	5

SECTION C — DESCRIPTION/SPECIFICATIONS/WORK STATEMENT	7
ARTICLE C.1. STATEMENT OF WORK	7
ARTICLE C.2. REPORTING REQUIREMENTS	7
ARTICLE C.3. INVENTION REPORTING REQUIREMENT	8

SECTION D — PACKAGING, MARKING AND SHIPPING	9

SECTION E — INSPECTION AND ACCEPTANCE	9

SECTION F — DELIVERIES OR PERFORMANCE	10
ARTICLE F.1. DELIVERIES	10
ARTICLE F.2. CLAUSES INCORPORATED BY REFERENCE	11

SECTION G — CONTRACT ADMINISTRATION DATA	11
ARTICLE G.1. PROJECT OFFICER	11
ARTICLE G.2. KEY PERSONNEL	12
ARTICLE G.3. INVOICE SUBMISSION/CONTRACT FINANCING REQUEST AND CONTRACT FINANCIAL REPORT	12
ARTICLE G.4. INDIRECT COST RATES	12
ARTICLE G.5. GOVERNMENT PROPERTY	13
ARTICLE G.6. POST A WARD EVALUATION OF CONTRACTOR PERFORMANCE	13

SECTION H — SPECIAL CONTRACT REQUIREMENTS	14
ARTICLE H.1. REIMBURSEMENT OF COSTS FOR INDEPENDENT RESEARCH AND DEVELOPMENT PROJECTS	14
ARTICLE H.2. REQUIRED EDUCATION IN THE PROTECTION OF HUMAN RESEARCH PARTICIPANTS	14
ARTICLE H.3. DATA AND SAFETY MONITORING IN CLINICAL TRIALS	14
ARTICLE H.4. HUMAN MATERIALS (ASSURANCE OF OHRP COMPLIANCE)	15
ARTICLE H.5. CONTINUED BAN ON FUNDING OF HUMAN EMBRYO RESEARCH	15
ARTICLE H.6. NEEDLE EXCHANGE	15
ARTICLE H.7. PRIVACY ACT	16
ARTICLE H.8. ANIMAL WELFARE	16
ARTICLE H.9. RESTRICTION FROM USE OF LIVE VERTEBRATE ANIMALS	16
ARTICLE H.10. OPTION PROVISION	16
ARTICLE H.11. SALARY RATE LIMITATION LEGISLATION PROVISIONS	16
ARTICLE H.12. PUBLICATION AND PUBLICITY	17
ARTICLE H.13. PRESS RELEASES	17

Contract No. HHSN26620040071C
ADB Contract No. NOI-AI-40071

ARTICLE H.14. REPORTING MATTERS INVOLVING FRAUD, WASTE AND ABUSE	17
ARTICLE H.15. ANTI -LOBBYING	18
ARTICLE H.16. OBTAINING AND DISSEMINATING BIOMEDICAL RESEARCH RESOURCES	18
ARTICLE H.17. SHARING RESEARCH DATA	18
ARTICLE H.18. POSSESSION USE AND TRANSFER OF SELECT BIOLOGICAL AGENTS OR TOXINS	19
ARTICLE H.19. PROHIBITION ON CONTRACTOR INVOLVEMENT WITH TERRORIST ACTIVITIES	19

PART II — CONTRACT CLAUSES	20

SECTION I — CONTRACT CLAUSES	20

ARTICLE I.1. GENERAL CLAUSES FOR A COST-REIMBURSEMENT RESEARCH AND DEVELOPMENT CONTRACT	21
ARTICLE I.2 AUTHORIZED SUBSTITUTION OF CLAUSES	24
ARTICLE I.3. ADDITIONAL CONTRACT CLAUSES	24
ARTICLE I.4. ADDITIONAL FAR CONTRACT CLAUSES INCLUDED IN FULL TEXT	25

PART III	26

SECTION J — LIST OF ATTACHMENTS	26
1. Statement of work, 4 pages	26
2. Invoice/financing request and contract financial reporting instructions for NIH Cost-Reimbursement Type Contracts	26
3. Inclusion Enrolment Report	26
4. Privacy Act System of Records	26
5. Safety and Health	26
6. Procurement of Certain Equipment	26
7. Research Patient Care Costs	26

PART IV	27

SECTION K — REPRESENTATIONS AND CERTIFICATIONS	27
1. Representations and Certifications	27
2. Human Subjects Assurance Identification Number	27
3. Animal Welfare Assurance Number	27

Contract No. HHSN26620040071C
ADB Contract No. NOI-AI-40071

SECTION B — SUPPLIES OR SERVICES AND PRICES/COSTS

ARTICLE B.1. BRIEF DESCRIPTION OF SUPPLIES OR SERVICES

The purpose of this contract is to manufacture, fill, finish, and release 500,000 doses of a Modified Vaccinia Ankara (MV A) vaccine, with an option for an additional 2.5 million doses, from at least two additional cGMP consistency lots within the first two years of award. The vaccine shall be of a quality suitable for a path to licensure in the U.S. The third year of the contract will allow for preclinical study and clinical trial follow-up, maintenance and storage of the vaccine inventory, and stability testing.

ARTICLE B.2. ESTIMATED COST AND FIXED FEE

a.	The estimated cost of the Base portion of this contract is $*****.

b.	The fixed fee for the Base portion of this contract is $*****. The fixed fee shall be paid in instalments based on the percentage of completion of work, as determined by the Contracting Officer. Payment shall be subject to the withholding provisions of the clauses ALLOWABLE COST AND PAYMENT and FIXED FEE referenced in the General Clause Listing in Part II, ARTICLE 1.1. of this contract. Payment of fixed fee shall not be made in less than monthly increments.

c.	The Government’s obligation, represented by the sum of the estimated cost plus the fixed fee for the Base portion of this contract $76,283,309.

d.	If the Government exercises its option pursuant to ARTICLE H.10. of this contract, the Government’s total obligation represented by the sum of the estimated cost plus the fixed fee will be increased as follows:

	Estimated Cost	Fixed Fee	Estimated Cost Plus
Fixed Fee
Base Period	*****	*****	$	*****

Option Period	*****	*****	$	*****

Total Base Period and Option	*****	*****	$	*****

e.	Total funds currently available for payment and allotted to this contract are *****, of which ***** represents the estimated costs, and of which ***** represents the fixed fee. For further provisions on funding, see the LIMITATION OF FUNDS clause referenced in Part II, ARTICLE 1.2. Authorized Substitutions of Clauses.

f.	It is estimated that the amount currently allotted will cover performance of the contract through September 29, 2005.

g.	The Contracting Officer may allot additional funds to the contract without the concurrence of the Contractor.

ARTICLE B.3. PROVISIONS APPLICABLE TO DIRECT COSTS

a.	Items Unallowable Unless Otherwise Provided

Notwithstanding the clauses, ALLOW ABLE COST AND PAYMENT, and FIXED FEE, incorporated in this contract, unless authorized in writing by the Contracting Officer, the costs of the following items or activities shall be unallowable as direct costs:

Contract No. HHSN26620040071C
ADB Contract No. NOI-AI-40071

(1)	Acquisition, by purchase or lease, of any interest in real property;

(2)	Special rearrangement or alteration of facilities;

(3)	Purchase or lease of any item of general purpose office furniture or office equipment regardless of dollar value. (General purpose equipment is defined as any items of personal property which are usable for purposes other than research, such as office equipment and furnishings, pocket calculators, etc.);

(4)	Travel to attend general scientific meetings;

(5)	Consultant costs;

(6)	Subcontracts;

(7)	Patient care costs;

(8)	Accountable Government property (defined as both real and personal property with an acquisition cost of $1,000 or more and a life expectancy of more than two years) and “sensitive items” (defined and listed in the Contractor’s Guide for Control of Government Property), 1990, regardless of acquisition value.

b.	Travel Costs

(1)	Domestic Travel

(a)	Total expenditures for domestic travel (transportation, lodging, subsistence, and incidental expenses) incurred in direct performance of this contract shall not exceed ***** without the prior written approval of the Contracting Officer.

(b)	The Contractor shall invoice and be reimbursed for all travel costs in accordance with Federal Acquisition Regulations (FAR) 31.205-46.

(2)	Foreign Travel

(a)	Total expenditures for foreign travel (transportation, lodging, subsistence, and incidental expenses) incurred in direct performance of this contract shall not exceed ***** without the prior written approval of the Contracting Officer.

(b)	The Contractor shall invoice and be reimbursed for all travel costs in accordance with Federal Acquisition Regulations (FAR) 31.205-46.

ARTICLE B.4. ADVANCE UNDERSTANDINGS

Other provisions of this contract notwithstanding, approval of the following items within the limits set forth is hereby granted without further authorization from the Contracting Officer.

a.	Subcontract

To negotiate a firm fixed price/cost reimbursement type subcontract with Baxter Healthcare SA to develop, formulate, purify, document and qualify appropriate downstream processing and other necessary procedures and Quality Control testing, in process testing, and stability testing for a MV A vaccine. The subcontractor shall document the process to manufacture MV A vaccine and manufacture, fill, and finish, and deliver 500,000 doses with an option for an additional 2.5 million doses and other items set forth in Section B of the subcontract agreement. The amount shall not exceed ***** for the Base period (Milestones 1-11, 15-18) and ***** for the Option (Milestones 12-14) for a Total Amount of *****.

Contract No. HHSN26620040071C
ADB Contract No. NOI-AI-40071

b.	Subcontract

Funds in the amount of ***** for the Base period (Milestones I-II, 15-18) and ***** for the Option (Milestones 12-14) for a Total Amount of ***** are set aside for anticipated fixed price or cost reimbursement type subcontracts with various organizations. Award of each subcontract shall not proceed without the prior written approval of the Contracting Officer upon review of the supporting documentation as required by the Subcontracts clause of the General Clauses incorporated in this contract. A draft subcontract shall be submitted for review by the Contracting Officer. After written approval of the subcontract by the Contracting Officer, a copy of the signed, approved subcontract shall be provided to the Contracting Officer.

c.	Consultants

Consultant fees to be paid to the following individuals:

Name	Area	Rate	Total Cost	Not to Exceed
Kathleen Kirby	Clinical Consulting	*****	*****
Foresight Regulatory Strategies, Inc.	Regulatory Consulting	*****	*****
Raif Geha	Mouse Model	*****	*****
Martin Hirsch	Clinical Design	*****	*****
Peter Jahrling	Primate Study Design	*****	*****
Donald Leung	Clinical Design	*****	*****
Data Safety Monitoring Board	Review	*****	*****

*	Plus Travel

**	Plus expenses

d.	Confidential Treatment of Sensitive Information

The Contractor shall guarantee strict confidentiality of the information/data that it is provided by the Government during the performance of the contract. The Government has determined that the information/data that the Contractor will be provided during the performance of the contract is of a sensitive nature.

Disclosure of the information/data, in whole or in part, by the Contractor can only be made after the Contractor receives prior written approval from the Contracting Officer. Whenever the Contractor is uncertain with regard to the proper handling of information/data under the contract, the Contractor shall obtain a written determination from the Contracting Officer.

e.	Contract Number Designation

On all correspondence submitted under this contract, the contractor agrees to clearly identify the two contract numbers that appear on the face page of the contract as follows:

Contract No. HHSN26620040007lC ADB Contract No. NOl-AI-4007l

f.	Protocol Approval

The Contractor shall not commence any activity or work as described in any animal or clinical protocol unless the Contractor has received written approval of that activity or work from the NIAID Project Officer. The NIAID Project Officer will approve the protocol in consultation with an advisory group. It is understood that the protocol may be modified and may not be implemented as proposed. It is further understood that any costs incurred in the conduct of any animal or

Contract No. HHSN26620040071C
ADB Contract No. NOI-AI-40071

clinical protocol that has not received the written approval of the NIAID Project Officer shall not be reimbursed through this contract.

g.	Clinical Exemption Committee

The Contractor shall not commence work on any protocol until the NIAID has informed the Contractor that it has been found exempt from OMB clearance procedures by the Clinical Exemption Committee of the NIH.

h.	Indirect Rate Agreement

The Contractor proposed rates of Fringe: *****; Overhead: ***** (Cambridge) and ***** (Canton); and G&A: ***** were used for negotiation purposes. Documentation supporting these rates shall be provided to the Division of Financial Advisory Services, NIH, at the address set forth in Article GA. within six months of award. Failure to provide this documentation shall result in suspension of indirect cost reimbursement until a formal rate agreement has been executed.

SECTION C — DESCRIPTION/SPECIFICATIONS/WORK STATEMENT

ARTICLE C.1. STATEMENT OF WORK

a.	Independently and not as an agent of the Government, the Contractor shall furnish all the necessary services, qualified personnel, material, equipment, and facilities, not otherwise provided by the Government as needed to perform the Statement of Work, SECTION J, ATTACHMENT I, dated September 30,2004, attached hereto and made apart of this contract.

ARTICLE C.2. REPORTING REQUIREMENTS

In addition to those reports required by the other terms of this contract, the Contractor shall prepare and submit the following reports in the manner stated below and in accordance with ARTICLE F.1. DELIVERIES of this contract:

a.	Technical Reports

1.	Monthly Technical Progress Reports On the fifteenth of each month for the previous calendar month, the Contractor shall submit three (3) copies of a Monthly Technical Progress Report, comprising two (2) copies to the Project Officer and one (I) copy to the Contracting Officer. Such reports shall include the following specific information:

a.	A cover page that lists the contract number and title, the period of performance being reported, the contractor’s names and address, the author(s), and the date of submission;

b.	SECTION I-A listing of any and all deliverables submitted during the previous month, a listing of any and all relevant administrative items occurring in the previous months, a listing of all meetings held and meeting minutes submitted during the previous month, a brief summary of financial status of the Contract, and an introduction covering the purpose and scope of the contract effort;

c.	SECTION II-The report shall detail, document, and summarize the results of work done during the period covered and shall be organized by Milestones. These reports shall be in sufficient detail to explain comprehensively the results achieved. The description shall include pertinent data and/or graphs in sufficient detail to explain any significant results achieved and preliminary conclusions resulting from analysis and scientific evaluation of data accumulated to date under the project. Also to be included in the report is a summary of work proposed for the next reporting period. Specific requirements are set forth in the Work Statement. A one-page summary of each ongoing and completed protocol shall be submitted at this time. A monthly report will not be required for the period when the final report is due. Preprints and reprints of papers and abstracts shall be submitted with the Annual Report.

Contract No. HHSN26620040071C
ADB Contract No. NOI-AI-40071

d.	SECTION III-Substantive performance; a description of current technical or substantive performance and any problems encountered and/or which may exist along with proposed corrective action. An explanation of any difference between planned progress and actual progress, why the differences have occurred, and if behind planned progress what corrective steps are planned. Also to be included in the report is a summary of any significant decisions taken/pending and concerns/strategies needing to be addressed.

2.	Annual Technical Progress Report for Clinical Research Study Populations The Contractor shall submit information about the inclusion of women and members of minority groups and their subpopulations for each study being performed under this contract. The contractor shall submit this information in the format indicated in the attachment entitled, “Inclusion Enrolment Report,” which is set forth in Section J of this contract. The contractor also shall use this format, modified to indicate that it is a final report, for reporting purposes in the final report. The contractor shall submit the report in accordance with ARTICLE F.1. DELIVERIES of this contract. In addition, the NIH Policy and Guidelines on the Inclusion of Women and Minorities as Subjects in Clinical Research, Amended, October, 2001 applies.

If this contract is for Phase III clinical trials, see ILB of these guidelines. The Guidelines may be found at the following website:

http://grants.nih.gov/grants/funding/women_min/guidelines_amended_10_2001.htm

Include a description of the plans to conduct analyses, as appropriate, by sex/gender and/or racial/ethnic groups in the clinical trial protocol as approved by the IRB, and provide a description of the progress in the conduct of these analyses, as appropriate, in the annual progress report and the final report. If the analysis reveals no subset differences, a brief statement to that effect, indicating the subsets analyzed, will suffice. The Government strongly encourages inclusion of the results of subset analysis in all publication submissions. In the final report, the contractor shall include all final analyses of the data on sex/gender and race/ethnicity.

3.	Final Report By the expiration date of the contract, the Contractor shall submit three (3) copies of a comprehensive Final Report, as above, comprising two (2) copies to the Project Officer and one (1) copy to the Contracting Officer. This final report shall detail, document and summarize the results of the entire contract work for the period covered. This report shall be in sufficient detail to explain comprehensively the results achieved. Specific requirements are set forth in the Work Statement. Preprints and reprints not submitted previously shall be submitted. The Final Report shall be submitted in accordance with ARTICLE F.1 DELIVERIES of this contract. An annual report will not be required for the period when the Final Report is due.

4.	Summary of Salient Results With the annual/final reports the Contractor shall submit a summary (not to exceed 200 words) of salient results achieved during the performance of the contract.

b.	Deliverables

The following are considered deliverables under this contract:

1.	All Technical Reports, Milestone Reports, preprints, and protocols as described in the Statement of Work. These deliverables are due as indicated in ARTICLE F.l DELIVERIES of this contract.

2.	All milestones indicated in the Statement of Work, including the following plans for specific milestones: Product Development Plan (Milestone 1); Quality Systems Plan (Milestone 2); Clinical Testing Plan (Milestone 3); Animal Testing Plan (Milestone 4); Regulatory Support Plan (Milestone 5); Summary Report (Milestone 6); Large-Scale Production Plan (Milestone 9); Interim Clinical Trial Report (Milestone 10); and Interim Animal Studies Report (Milestone 11).

ARTICLE C.3. INVENTION REPORTING REQUIREMENT

All reports and documentation required by FAR Clause 52.227-11 including, but not limited to, the invention disclosure report,

Contract No. HHSN26620040071C
ADB Contract No. NOI-AI-40071

the confirmatory license, and the government support certification, shall be directed to the Extramural Inventions and Technology Resources Branch, OPERA, NIH, 6705 Rockledge Drive, Room 1040 A, MSC 7980, Bethesda, Maryland 20892-7980 (Telephone: 301-435-1986).In addition, one copy of an annual utilization report, and a copy of the final invention statement, shall be submitted to the Contracting Officer. The final invention statement (see FAR 27.303(a)(2)(ii» shall be submitted to the Contracting Officer on the expiration date of the contract.

The final invention statement (see FAR 27.303(a)(2)(ii» shall be submitted on the expiration date of the contract to the following address:

Contracting Officer National Institutes of Health National Institute of Allergy and Infectious Diseases, CMP 6700B Rockledge Drive, Room 3214, MSC 7612 Bethesda, Maryland 20892 — 7612

If no invention is disclosed or no activity has occurred on a previously disclosed invention during the applicable reporting period, a negative report shall be submitted to the Contracting Officer at the address listed above.

To assist contractors in complying with invention reporting requirements of the clause, the NIH has developed “Interagency Edison,” an electronic invention reporting system. Use of Interagency Edison is encouraged as it streamlines the reporting process and greatly reduces paperwork. Access to the system is through a secure interactive Web site to ensure that all information submitted is protected. Interagency Edison and information relating to the capabilities of the system can be obtained from the Web (http://www.iedison.gov), or by contacting the Extramural Inventions and Technology Resources Branch, OPERA, NIH.

SECTION D — PACKAGING, MARKING AND SHIPPING

All deliverables required under this contract shall be packaged, marked and shipped in accordance with Government specifications. At a minimum, all deliverables shall be marked with the contract number and contractor name. The Contractor shall guarantee that all required materials shall be delivered in immediate usable and acceptable condition.

SECTION E — INSPECTION AND ACCEPTANCE

a.	The Contracting Officer or the duly authorized representative will perform inspection and acceptance of materials and services to be provided.

b.	For the purpose of this SECTION, the Project Officer is the authorized representative of the Contracting Officer.

c.	Inspection and acceptance will be performed at the address listed in Article G .1.

Acceptance may be presumed unless otherwise indicated in writing by the Contracting Officer or the duly authorized representative within 30 days of receipt.

d.	This contract incorporates the following clause by reference, with the same force and effect as if it were given in full text. Upon request, the Contracting Officer will make its full text available.

FAR Clause No 52.246-8, INSPECTION OF RESEARCH AND DEVELOPMENT — COST REIMBURSEMENT (MAY 2001).

Contract No. HHSN26620040071C
ADB Contract No. NOI-AI-40071

SECTION F — DELIVERIES OR PERFORMANCE

ARTICLE F.1. DELIVERIES

Satisfactory performance of the final contract shall be deemed to occur upon performance of the work described in Article C.I. and upon delivery and acceptance by the Contracting Officer, or the duly authorized representative, of the following items in accordance with the stated delivery schedule:

a.	The items specified below as described in SECTION C, ARTICLE c.2. will be required to be delivered F.O.B. Destination as set forth in FAR 52.247-35, F.O.B. DESTINATION, WITHIN CONSIGNEES PREMISES (APRIL 1984), and in accordance with and by the dates specified below:

	No.
Type of Report	Copies	Addressee	Due Dates
Monthly Progress Report	3	Project Officer NIH/NIAID/DMID 6610 Rockledge Drive Room 5121, MSC 6604 Bethesda, MD 20892-6604	On 15th of each month for the previous calendar month

Monthly Progress Report	1	Contracting Officer NIH/NIAID/CMP 6700B Rockledge Drive Room 3214, MSC 7612 Bethesda, MD 20892-7612	Same as above

Technical Progress Report for Clinical Research Study Populations	2	Project Officer (above)	Annually on contract anniversary date

Final Report	3	Project Officer (above)	Contract expiration date

Final Report	1	Contracting Officer (above)	Contract expiration date

Summary of Salient Results	3	Project Officer (above)	Contract expiration date

b.	In addition to the above, the following are deliverables under this contract. If the Government exercises its option pursuant to Article H.I 0 of this contract, the quantity will be increased as listed below:

Item	Description	Quantity	Delivery Schedule
Contract Base	Single Dose of MVA Vaccine	500,000	Within 11 months of contract award

Contract Option	Singles Doses of MVA Vaccine	Up to 2,500,000	As directed

c.	The above items shall be addressed and delivered to:

Item	Addressee	Quantity

Contract Base	To be identified by the Project Officer	500,000 single doses
Contract Option	To be identified by the Project Officer	Up to 2,500,000 single doses

Contract No. HHSN26620040071C
ADB Contract No. NOI-AI-40071

ARTICLE F.2. CLAUSES INCORPORATED BY REFERENCE, FAR 52.252-2 (FEBRUARY 1998)

This contract incorporates the following clause by reference, with the same force and effect as if it were given in full text Upon request, the Contracting Officer will make its full text available. Also, the full text of a clause may be accessed electronically at this address: http://www.arnetgov/far/.

FEDERAL ACQUISITION REGULATION (48 CFR CHAPTER I) CLAUSE:

           52.242-15, Stop Work Order (AUGUST 1989) with ALTERNATE I (APRIL 1984).

SECTION G — CONTRACT ADMINISTRATION DATA

ARTICLE G.1. PROJECT OFFICER

The following Project Officers will represent the Government for the purpose of this contract:

Gerald R. Kovacs, Ph.D.
Senior Project Officer
Product Development Section
Office of Biodefense Research Affairs (OBRA)
Division of Microbiology and Infectious Diseases (DMID) National Institute
of Allergy and Infectious Diseases (NIAID) National Institutes of Health (NIH)
6610 Rockledge Drive
Room 5121, MSC 6604
Bethesda, MD 20892-6604
(Zip for express mail is 20817)
Phone: (301) 451-3511, (301) 402-4197
FAX: (301) 480-1263
gkovacs@niaid.nih.gov

Nancy Joie Watkins, M.S.
Alternate Project Officer
Product Development Section
Office of Biodefense Research Affairs (OBRA)
Division of Microbiology and Infectious Diseases (DMID) National Institute
of Allergy and Infectious Diseases (NIAID) National Institutes of Health (NIH)
6610 Rockledge Drive
Room 5004, MSC 6604
Bethesda, MD 20892-6604
(Zip for express mail is 20817)
Phone: (301) 451-6755 FAX: (301) 480-1263 nwatkins@niaid.nih.gov

The Project Officer is responsible for: (I) monitoring the Contractor’s technical progress, including the surveillance and assessment of performance and recommending to the Contracting Officer changes in requirements; (2) interpreting the Statement of Work and any other technical performance requirements; (3) performing technical evaluation as required; (4) performing technical inspections and acceptances required by this contract; and (5) assisting in the resolution of technical problems encountered during performance.

Contract No. HHSN26620040071C
ADB Contract No. NOI-AI-40071

The Contracting Officer is the only person with authority to act as agent of the Government under this contract. Only the Contracting Officer has authority to: (I) direct or negotiate any changes in the Statement of Work; (2) modify or extend the period of performance; (3) change the delivery schedule; (4) authorize reimbursement to the Contractor any costs incurred during the performance of this contract; or (5) otherwise change any terms and conditions of this contract.

The Government may unilaterally change its Project Officer designation.

ARTICLE G.2. KEY PERSONNEL

Pursuant to the Key Personnel clause incorporated in Section I of this contract, the following individual is considered to be essential to the work being performed hereunder:

Name	Title

Cynthia K. Lee, Ph.D.	Principal Investigator

ARTICLE G.3. INVOICE SUBMISSION/CONTRACT FINANCING REQUEST AND CONTRACT FINANCIAL REPORT

a.	Invoice/Financing Request Instructions and Contract Financial Reporting for NIH Cost-Reimbursement Type Contracts NIH(RC)-4 are attached and made part of this contract. The instructions and the following directions for the submission of invoices/financing request must be followed to meet the requirements of a “proper” payment request pursuant to FAR 32.9.

These instructions also provide for the submission of financial and personnel reporting required by IDISAR 342.7002.

(1)	Invoices/financing requests shall be submitted as follows:

(a)	To be considered a “proper” invoice in accordance with FAR 32.9, each invoice shall clearly identify the two contract numbers that appear on the face page of the contract as follows:

Contract No. IDISN266200400071C ADB Contract No. NOI-AI-40071

(b)	An original and two copies to the following designated billing office:

Contracting Officer National Institutes of Health National Institute of Allergy and Infectious Diseases, CMP 6700B Rockledge Drive, Room 3214, MSC 7612 Bethesda, Maryland 20892 -7612

(2)	Inquiries regarding payment of invoices should be directed to the designated billing office, (301) 496-0612.

(3)

ARTICLE G.4. INDIRECT COST RATES

In accordance with Federal Acquisition Regulation (FAR) (48 CFR Chapter I) Clause 52.216-7 (d)(2), Allowable Cost and Payment incorporated by reference in this contract in Part II, Section I, the cognizant Contracting Officer representative responsible for negotiating provisional and/or final indirect cost rates is identified as follows:

Contract No. HHSN26620040071C
ADB Contract No. NOI-AI-40071

Director, Division of Financial Advisory Services Office of Acquisition Management and Policy National Institutes of Health 6100 Building, Room 6B05 6100 EXECUTIVE BLVD MSC 7540 BETHESDA MD 20892-7540

These rates are hereby incorporated without further action of the Contracting Officer.

ARTICLE G.5. GOVERNMENT PROPERTY

a.	In addition to the requirements of the clause, GOVERNMENT PROPERTY, incorporated in SECTION I of this contract, the Contractor shall comply with the provisions of DHHS Publication, Contractor’s Guide for Control of Government Property, 1990, which is incorporated into this contract by reference. Among other issues, this publication provides a summary of the Contractor’s responsibilities regarding purchasing authorizations and inventory and reporting requirements under the contract. A copy of this publication is available upon request to the Contracts Property Administrator.

Requests for information regarding property under this contract should be directed to the following office:

Division of Personal Property Services, NIH 601 I Building, Suite 637 6011 EXECUTIVE BLVD MSC 7670 BETHESDA MD 20852-7670 (301) 496-6466

b.	Notwithstanding the provisions outlined in the DHHS Publication, Contractor’s Guide for Control of Government Property, 1990 which is incorporated in this contract in paragraph a. above, the contractor shall use the form entitled, “Report of Government Owned, Contractor Held Property” for performing annual inventories required under this contract.

ARTICLE G.6. POST A WARD EVALUATION OF CONTRACTOR PERFORMANCE

a.	Contractor Performance Evaluations

Interim and final evaluations of contractor performance will be prepared on this contract in accordance with FAR 42.15. The final performance evaluation will be prepared at the time of completion of work. In addition to the final evaluation, an interim evaluation will be prepared mid-point in the contract to coincide with the anniversary date of the contract.

Interim and final evaluations will be provided to the Contractor as soon as practicable after completion of the evaluation. The Contractor will be permitted thirty days to review the document and to submit additional information or a rebutting statement. If agreement cannot be reached between the parties, the matter will be referred to an individual one level above the Contracting Officer, whose decision will be final.

Copies of the evaluations, contractor responses, and review comments, if any, will be retained as part of the contract file, and may be used to support future award decisions.

b.	Electronic Access to Contractor Performance Evaluations

Contractors that have Internet capability may access evaluations through a secure Web site for review and comment by completing the registration form that can be obtained at the following address:

http://ocm.od.nih.gov/cdmp/cps contractor.htm

Contract No. HHSN26620040071C
ADB Contract No. NOI-AI-40071

The registration process requires the contractor to identify an individual that will serve as a primary contact and who will be authorized access to the evaluation for review and comment. In addition, the contractor will be required to identify an alternate contact who will be responsible for notifying the cognizant contracting official in the event the primary contact is unavailable to process the evaluation within the required 30-day time frame.

SECTION H — SPECIAL CONTRACT REQUIREMENTS

ARTICLE H.1. REIMBURSEMENT OF COSTS FOR INDEPENDENT RESEARCH AND DEVELOPMENT PROJECTS

The primary purpose of the Public Health Service (PHS) is to support and advance independent research within the scientific community. PHS has established effective, time tested and well recognized procedures for stimulating and supporting this independent research by selecting from multitudes of applications those research projects most worthy of support within the constraints of its appropriations. The reimbursement through the indirect cost mechanism of independent research and development costs not incidental to product improvement would circumvent this competitive process.

To ensure that all research and development projects receive similar and equal consideration, all organizations may compete for direct funding of independent research and development projects they consider worthy of support by submitting those projects to the appropriate Public Health Service grant office for review. Since these projects may be submitted for direct funding, the Contractor agrees that no costs for any independent research and development project, including all applicable indirect costs, will be claimed under this contract.

ARTICLE H.2. REQUIRED EDUCATION IN THE PROTECTION OF HUMAN RESEARCH PARTICIPANTS

NIH policy requires education on the protection of human subject participants for all investigators receiving NIH contract awards for research involving human subjects. For a complete description of the NIH Policy announcement on required education in the protection of human subject participants, the contractor should access the NIH Guide for Grants and Contracts Announcement dated June 5, 2000 at the following website:

http://grants.nih.gov/grants/guide/notice-files/NOT-OD-OO-O39.html.

The information below is a summary of the NIH Policy Announcement:

The contractor shall maintain the following information: (1) a list of the names and titles of the principal investigator and any other individuals working under the contract who are responsible for the design and/or conduct of the research; (2) the title of the education program(s) in the protection of human subjects that has been completed for each named personnel and; (3) a one sentence description of the educational program(s) listed in (2) above. This requirement extends to investigators and all individuals responsible for the design and/or conduct of the research who are working as subcontractors or consultants under the contract.

Prior to any substitution of the Principal Investigator or any other individuals responsible for the design and/or conduct of the research under the contract, the contractor shall provide the following written information to the Contracting Officer: the title of the education program and a one sentence description of the program that has been completed by the replacement.

ARTICLE H.3. DATA AND SAFETY MONITORING IN CLINICAL TRIALS

The contractor is directed to the full text of the NIH Policy regarding Data and Safety Monitoring and Reporting of Adverse Events, which may be found at the following web sites:

http://grants.nih.gov/grants/guide/notice-files/not98-084.html
http://grants.nih.gov/grants/guide/notice-files/not99-l 07 .html
http://grants.nih.gov/grants/guide/notice-files/N OT -OD-00-03 8.html

Contract No. HHSN266200400071C
ADB Contract No. NOI-AI-40071

The contractor must comply with the NIH Policy cited in these NIH Announcements and any other data and safety monitoring requirements found elsewhere in this contract.

Data and Safety Monitoring shall be performed in accordance with the approved Data and Safety Monitoring Plan.

The Data and Safety Monitoring Plan and Board shall be established and approved prior to beginning the conduct of the clinical trial.

ARTICLE H.4. HUMAN MATERIALS (ASSURANCE OF OHRP COMPLIANCE)

The acquisition and supply of all human specimen material (including fetal material) used under this contract shall be obtained by the Contractor in full compliance with applicable State and Local laws and the provisions of the Uniform Anatomical Gift Act in the United States, and no undue inducements, monetary or otherwise, will be offered to any person to influence their donation of human material.

The Contractor shall provide written documentation that all human materials obtained as a result of research involving human subjects conducted under this contract, by collaborating sites, or by subcontractors identified under this contract, were obtained with prior approval by the Office for Human Research Protections (OHRP) of an Assurance to comply with the requirements of 45 CFR 46 to protect human research subjects. This restriction applies to all collaborating sites without OHRP-approved Assurances, whether domestic or foreign, and compliance must be ensured by the Contractor.

Provision by the Contractor to the Contracting Officer of a properly completed “Protection of Human Subjects Assurance Identification/IRB Certification/Declaration of Exemption”, Form OMB No. 0990-0263 (formerly Optional Form 3 10), certifying IRB review and approval of the protocol from which the human materials were obtained constitutes the written documentation required. The human subject certification can be met by submission of a self designated form, provided that it contains the information required by the “Protection of Human Subjects Assurance Identification/IRB Certification/Declaration of Exemption”, Form OMB No. 0990-0263 (formerly Optional Form 310)

ARTICLE H.5. CONTINUED BAN ON FUNDING OF HUMAN EMBRYO RESEARCH

a.	Pursuant to Public Law(s) cited in paragraph b. , below, NIH is prohibited from using appropriated funds to support human embryo research. Contract funds may not be used for (I) the creation of a human embryo or embryos for research purposes; or (2) research in which a human embryo or embryos are destroyed, discarded, or knowingly subjected to risk of injury or death greater than that allowed for research on fetuses in utero under 45 CFR 46.208(a)(2) and Section 498(b) of the Public Health Service Act (42 U.S.C. 289g(b ». The term “human embryo or embryos” includes any organism, not protected as a human subject under 45 CFR 46 as of the date of the enactment of this Act, that is derived by fertilization, parthenogenesis, cloning, or any other means from one or more human gametes or human diploid cells.

Additionally, in accordance with a March 4, 1997 Presidential Memorandum, Federal funds may not be used for cloning of human beings.

b.	Public Law and Section No. Fiscal Year Period Covered

P.L. 108-199, Title V-General Provisions, 2004 10/1/03-9/30/04 Section 510

ARTICLE H.6. NEEDLE EXCHANGE

a.	Pursuant to Public Law cited in paragraph b., below, contract funds shall not be used to carry out any program of distributing sterile needles or syringes for the hypodermic injection of any illegal drug.

Contract No. HHSN266200400071C
ADB Contract No. NOI-AI-40071

b.	Public Law and Section No. Fiscal Year Period Covered

P.L. 108-199, Title V-General Provisions, 2004 10/1/03-9/30/04 Section 505

ARTICLE H.7. PRIVACY ACT

This procurement action requires the Contractor to do one or more of the following: design, develop, or operate a system of records on individuals to accomplish an agency function in accordance with the Privacy Act of 1974, Public Law 93-579, December 31, 1974(5 USC 552a) and applicable agency regulations. Violation of the Act may involve the imposition of criminal penalties.

The Privacy Act System of Records applicable to this project is Number 09-25-0200. This document is incorporated into this contract as Attachment 4.

ARTICLE H.8. ANIMAL WELFARE

All research involving live, vertebrate animals shall be conducted in accordance with the Public Health Service Policy on Humane Care and Use of Laboratory Animals. This policy may be accessed at http://grants1.nih.gov/grants/olaw/references/phspol.htm

ARTICLE H.9. RESTRICTION FROM USE OF LIVE VERTEBRATE ANIMALS

UNDER GOVERNING POLICY, FEDERAL FUNDS ADMINISTERED BY THE PUBLIC HEALTH SERVICE (PHS) SHALL NOT BE EXPENDED FOR RESEARCH INVOLVING LIVE VERTEBRATE ANIMALS WITHOUT PRIOR APPROVAL BY THE OFFICE FOR LABORATORY ANIMAL WELFARE (OLAW), OF AN ASSURANCE TO COMPLY WITH THE PHS POLICY ON HUMANE CARE AND USE OF LABORATORY ANIMALS. THIS RESTRICTION APPLIES TO ALL PERFORMANCE SITES WITHOUT OLA W -APPROVED ASSURANCES, WHETHER DOMESTIC OR FOREIGN.

ARTICLE H.10. OPTION PROVISION

Unless the Government exercises its option pursuant to the Option Clause set forth in ARTICLE I.3., the contract will consist only of the Base of the Statement of Work as defined in Sections C and F of the contract. Pursuant to clause 52.217-7 set forth in ARTICLE I.3. of this contract, the Government may, by unilateral contract modification, require the Contractor to deliver additional doses of MVA in accordance with the Statement of Work as also defined in Sections C and F of the contract. If the Government exercises this option, notice must be given at least 60 days prior to the expiration date of this contract, and the estimated cost plus fixed fee of the contract will be increased as set forth in ARTICLE B.2.

ARTICLE H.11. SALARY RATE LIMITATION LEGISLATION PROVISIONS

a.	Pursuant to Public Law(s) cited in paragraph b., below, no NIH Fiscal Year funds may be used to pay the direct salary of an individual through this contract at a rate in excess of applicable amount shown for the fiscal year covered. Direct salary is exclusive of fringe benefits, overhead, and general and administrative expenses (also referred to as “indirect cost” or “facilities and administrative (F&A) costs”). Direct salary has the same meaning as the term “institutional base salary.” An individual’s direct salary (or institutional base salary) is the annual compensation that the contractor pays for an individual’s appointment whether that individual’s time is spent on research, teaching, patient care or other activities. Direct salary (or institutional base salary) excludes any income that an individual may be permitted to earn outside of duties to the contractor. The per year salary rate limit also applies to individuals proposed under subcontracts. It does not apply to fees paid to consultants. If this is a multiple year contract, it may be subject to unilateral modifications by the Government if an individual’s salary rate exceeds any salary rate ceiling established in future HHS appropriation acts.

Contract No. HHSN266200400071C
ADB Contract No. NOI-AI-40071

b.
	Public Law No.	Fiscal Year	Dollar Amount of
			Salary Limitation*

	P.L. 108-199 Title II,
	General Provisions, Section 204	2004	Executive Level I

c.	Direct salaries which will be paid with FY -04 funds are limited to the Executive Level I rate which was in effect on the date(s) the expense was incurred.

*For contract expenditures using FY-04 funds, the Executive Level I rate for the period 10/1/03 -12/31/03 is $171,900. Effective 1/1/04, for contract expenditures using FY-04 funds, the Executive Level I rate is $175,700 and will remain at that level until such time as it is determined to raise the Executive Schedule annual rates. See the web site listed below for Executive Schedule rates of pay.

LINK to EXECUTIVE LEVEL SALARIES: http://www.opm.gov/oca/PAYRATES/index.htm
(Click on “Executive Schedule” for the current Fiscal Year’s salary rate or scroll down to the “General Schedule Salary Tables from Previous Years” to locate the Executive Level salary rates from previous years.)

ARTICLE H.12. PUBLICATION AND PUBLICITY

The contractor shall acknowledge the support of the National Institutes of Health whenever publicizing the work under this contract in any media by including an acknowledgment substantially as follows:

“This project has been funded in whole or in part with Federal funds from the National Institute of Allergy and Infectious Diseases, National Institutes of Health, Department of Health and Human Services, under Contract No. HHSN266200400071C, ADB Contract No. NOI-AI-40071.”

ARTICLE H.13. PRESS RELEASES

a.	Pursuant to Public Law(s) cited in paragraph b., below, the contractor shall clearly state, when issuing statements, press releases, requests for proposals, bid solicitations and other documents describing projects or programs funded in whole or in part with Federal money: (l) the percentage of the total costs of the program or project which will be financed with Federal money; (2) the dollar amount of Federal funds for the project or program; and (3) the percentage and dollar amount of the total costs of the project or program that will be financed by non-governmental sources.

b.
	Public Law No.	Fiscal Year	Period Covered
	P.L. 108-199, Title V-General Provisions,	2004	10/1/03 — 9/30/04
	Section 507

ARTICLE H.14. REPORTING MATTERS INVOLVING FRAUD, WASTE AND ABUSE

Anyone who becomes aware of the existence or apparent existence of fraud, waste and abuse in NIH funded programs is encouraged to report such matters to the HHS Inspector General’s Office in writing or on the Inspector General’s Hotline. The toll free number is 1-800-HHS- TIPS (1-800-447-8477). All telephone calls will be handled confidentially. The e-mail address is Htips@os.dhhs.gov and the mailing address is:

Office of Inspector General

Contract No. HHSN266200400071C
ADB Contract No. NOI-AI-40071

Department of Health and Human Services TIPS HOTLINE
P.O. Box 23489
Washington, D.C. 20026

ARTICLE H.15. ANTI -LOBBYING

a.	Pursuant to Public Law(s) cited in paragraph c., below, contract funds shall only be used for normal and recognized executive-legislative relationships. Contract funds shall not be used, for publicity or propaganda purposes; or for the preparation, distribution, or use of any kit, pamphlet, booklet, publication, radio, television, or video presentation designed to support or defeat legislation pending before the Congress or any State legislature, except in presentation to the Congress or any State legislature itself.

b.	Contract funds shall not be used to pay salary or expenses of the contractor or any agent acting for the contractor, related to any activity designed to influence legislation or appropriations pending before the Congress or any State legislature.

c.
	Public Law and Section No.	Fiscal Year	Period Covered
	for a., above: P.L. 108-199, Title V-	2004	10/1/03 — 9/30/04
	General Provisions, Section 503a

	for b., above: P.L. 108-199, Title V-
	General Provisions, Section 503b	2004	10/1/03 — 9/30/04

ARTICLE H.16. OBTAINING AND DISSEMINATING BIOMEDICAL RESEARCH RESOURCES

Unique research resources arising from NTH-funded research are to be shared with the scientific research community. NTH provides guidance, entitled, “Sharing Biomedical Research Resources: Principles and Guidelines for Recipients of NIH Research Grants and Contracts,” (Federal Register Notice, December 23, 1999 [64 FR 72090]), concerning the appropriate terms for disseminating and acquiring these research resources. This guidance, found at: http://ott.od.nih.gov/NewPages/64FR72090.pdf. is intended to help contractors ensure that the conditions they impose and accept on the transfer of research tools will facilitate further biomedical research, consistent with the requirements of the Bayh-Dole Act and NIH funding policy.

Note: For the purposes of this Article, the terms, “research tools,” “research materials,” and “research resources” are used interchangeably and have the same meaning.

ARTICLE H.17. SHARING RESEARCH DATA

The data sharing plan submitted by the contractor is acceptable. The contractor agrees to adhere to its plan and shall request prior approval of the Contracting Officer for any changes in its plan.

The NIH endorses the sharing of final research data to expedite the translation of research results into knowledge, products, and procedures to improve human health. this contract is expected to generate research data that must be shared with the public and other researchers. NIH’s data sharing policy may be found at the following Web site:

http://grants.nih.gov/grants/guide/notice-files/NOT-OD-03-032.html

NIH recognizes that data sharing may be complicated or limited, in some cases, by institutional policies, local IRB rules, as well as local, state and Federal laws and regulations, including the Privacy Rule (see HHS-published documentation on the Privacy Rule at http://www.hhs.gov/ocr/). The rights and privacy of people who participate in NTH-funded research must be protected at all times; thus, data intended for broader use should be free of identifiers that would permit linkages to individual research participants and variables that could lead to deductive disclosure of the identity of individual subjects.

Contract No. HHSN266200400071C
ADB Contract No. NOI-AI-40071

ARTICLE H.18. POSSESSION USE AND TRANSFER OF SELECT BIOLOGICAL AGENTS OR TOXINS

Work involving select biological agents or toxins shall not be conducted under this contract until the contractor and any affected subcontractor(s) are granted a certificate of registration or are authorized to work with the applicable agents.

For prime or subcontract awards to domestic institutions who possess, use, and/or transfer Select Agents under this contract, the institution must complete registration with the Centers for Disease Control and Prevention (CDC), Department of Health and Human Services (DHHS) or the Animal and Plant Health Inspection Services (APHIS), U.S. Department of Agriculture (USDA), as applicable, before using NIH funds for research involving Select Agents. No NIH funds can be used for research involving Select Agents if the final registration certificate is denied.

For prime or subcontract awards to foreign institutions who possess, use, and/or transfer Select Agents under this contract, the institution must provide information satisfactory to the NIH that a process equivalent to that described in 42 CFR 73 (http://www.cdc.gov/od/sap/docs/42cfr73.pdf) for U.S. institutions is in place and will be administered on behalf of all Select Agent work sponsored by these funds before using these funds for any work directly involving the Select Agents. The contractor must provide information addressing the following key elements appropriate for the foreign institution: safety, security, training, procedures for ensuring that only approved/appropriate individuals have access to the Select Agents, and any applicable laws, regulations and policies equivalent to 42 CFR 73. An NIAID-chaired committee of U.S. federal employees (including representatives of NIH grants/contracts and scientific program management, CDC, Department of Justice and other federal intelligence agencies, and Department of State) will assess the policies and procedures for comparability to the U.S. requirements described in 42 CFR Part 73. When requested by the contracting officer, the contractor should provide key information delineating any laws, regulations, policies, and procedures applicable to the foreign institution for the safe and secure possession, use, and transfer of Select Agents. This includes concise summaries of safety, security, and training plans, and applicable laws, regulations, and policies. For the purpose of security risk assessments, the contractor must provide the names of all individuals at the foreign institution who will have access to the Select Agents and procedures for ensuring that only approved and appropriate individuals have access to Select Agents under the contract.

Listings of HHS select agents and toxins, biologic agents and toxins, and overlap agents or toxins as well as information about the registration process, can be obtained on the Select Agent Program Web site at http://www.cdc.gov/od/sap/

ARTICLE H.19. PROHIBITION ON CONTRACTOR INVOLVEMENT WITH TERRORIST ACTIVITIES

The contractor acknowledges that U.S. Executive Orders and Laws, including but not limited to E.O. 13224 and P.L. 107-56, prohibit transactions with, and the provision of resources and support to, individuals and organizations associated with terrorism. It is the legal responsibility of the contractor to ensure compliance with these Executive Orders and Laws. This clause must be included in all subcontracts issued under this contract.

Contract No. HHSN266200400071C
ADB Contract No. NOI-AI-40071

PART II — CONTRACT CLAUSES

SECTION I — CONTRACT CLAUSES

Contract No. HHSN266200400071C
ADB Contract No. NOI-AI-40071

ARTICLE I.1. GENERAL CLAUSES FOR A COST-REIMBURSEMENT RESEARCH AND DEVELOPMENT CONTRACT - FAR 52.252-2, CLAUSES INCORPORATED BY REFERENCE (FEBRUARY 1998)

This contract incorporates the following clauses by reference, with the same force and effect as if they were given in full text. Upon request, the Contracting Officer will make their full text available. Also, the full text of a clause may be accessed electronically at this address: http://www.amet.gov/far/.

a.	FEDERAL ACQUISITION REGULATION (FAR) (48 CFR CHAPTER I) CLAUSES:

FAR
CLAUSE
NO	DATE	TITLE
52.202-1	Jul 2004	Definitions

52.203-3	Apr 1984	Gratuities (Over $100,000)

52.203-5	Apr 1984	Covenant Against Contingent Fees (Over $100,000)

52.203-6	Jul 1995	Restrictions on Subcontractor Sales to the Government (Over $100,000)

52.203-7	Jul 1995	Anti-Kickback Procedures (Over $100,000)

52.203-8	Jan 1997	Cancellation, Rescission, and Recovery of Funds for Illegal or Improper Activity (Over $100,000)

52.203-10	Jan 1997	Price or Fee Adjustment for Illegal or Improper Activity (Over $100,000)

52.203-12	Jun 2003	Limitation on Payments to Influence Certain Federal Transactions (Over $100,000)

52.204-4	Aug 2000	Printed or Copied Double-Sided on Recycled Paper (Over $100,000)

52.204-7	Oct 2003	Central Contractor Registration

52.209-6	Jul 1995	Protecting the Government’s Interests When Subcontracting With Contractors Debarred, Suspended, or Proposed for Debarment (Over $25,000)

52.215-2	Jun 1999	Audit and Records — Negotiation (Over $100,000)

52.215-8	Oct 1997	Order of Precedence — Uniform Contract Format

52.215-10	Oct 1997	Price Reduction for Defective Cost or Pricing Data

52.215-12	Oct 1997	Subcontractor Cost or Pricing Data (Over $500,000)

52.215-14	Oct 1997	Integrity of Unit Prices (Over $100,000)

52.215-15	Jan 2004	Pension Adjustments and Asset Reversions

52.215-18	Oct 1997	Reversion or Adjustment of Plans for Post-Retirement Benefits (PRB) other than Pensions

52.215-19	Oct 1997	Notification of Ownership Changes

52.215-21	Oct 1997	Requirements for Cost or Pricing Data or Information Other Than Cost or Pricing Data – Modifications

52.216-7	Dec 2002	Allowable Cost and Payment

Contract No. HHSN266200400071C
ADB Contract No. NOI-AI-40071

FAR
CLAUSE
NO	DATE	TITLE
52.216-8	Mar 1997	Fixed Fee

52.219-8	May 2004	Utilization of Small Business Concerns (Over $100,000)

52.219-9	Jan 2002	Small Business Subcontracting Plan (Over $500,000)

52.219-16	Jan 1999	Liquidated Damages — Subcontracting Plan (Over $500,000)

52.222-2	Ju1 1990	Payment for Overtime Premium (Over $100,000) (Note: The dollar amount in paragraph (a) of this clause is $0 unless otherwise specified in the contract.)

52.222-3	Jun 2003	Convict Labor

52.222-26	Apr 2002	Equal Opportunity

52.222-35	Dec 2001	Equal Opportunity for Special Disabled Veterans, Veterans of the Vietnam Era, and Other Eligible Veterans

52.222-36	Jun 1998	Affirmative Action for Workers with Disabilities

52.222-37	Dec 2001	Employment Reports on Special Disabled Veterans, Veterans of the Vietnam Era, and Other Eligible Veterans

52.223-6	May 2001	Drug-Free Workplace

52.223-14	Aug 2003	Toxic Chemical Release Reporting (Over $100,000)

52.225-1	Jun 2003	Buy American Act – Supplies

52.225-13	Dec 2003	Restrictions on Certain Foreign Purchases

52.225-1	Jul 1995	Authorization and Consent, Alternate I (Apr 1984)

52.227 -2	Aug 1996	Notice and Assistance Regarding Patent and Copyright Infringement (Over $100,000)

52.227-11	Jun 1997	Patent Rights — Retention by the Contractor (Short Form) (Note: In accordance with FAR 27.303(a)(2), paragraph (t) is modified to include the requirements in FAR 27.303(a)(2)(i) through (iv). The frequency of reporting in (i) is annual.

52.227-14	Jun 1987	Rights in Data — General

52.232-9	Apr 1984	Limitation on Withholding of Payments

52.232-17	Jun 1996	Interest (Over $100,000)

52.232-20	Apr 1984	Limitation of Cost

52.232-23	Jan 1986	Assignment of Claims

52.232-25	Oct 2003	Prompt Payment, Alternate I (Feb 2002)

52.232-33	Oct 2003	Payment by Electronic Funds Transfer—Central Contractor Registration

52.233-1	Jul 2002	Disputes

52.233-3	Aug 1996	Protest After Award, Alternate I (Jun 1985)

52.242-1	Apr 1984	Notice of Intent to Disallow Costs

Contract No. HHSN266200400071C
ADB Contract No. NOI-AI-40071

FAR
CLAUSE
NO	DATE	TITLE
52.242-3	May 2001	Penalties for Unallowable Costs (Over $500,000)

52.242-4	Jan 1997	Certification of Final Indirect Costs

52.242-13	Jul 1995	Bankruptcy (Over $100,000)

52.243-2	Aug 1987	Changes — Cost Reimbursement, Alternate V (Apr 1984)

52.244-2	Aug 1998	Subcontracts, Alternate II (Aug 1998) *If written consent to subcontract is required, the identified subcontracts are listed in ARTICLE B, Advance Understandings.

52.244-5	Dec 1996	Competition in Subcontracting (Over $100,000)

52.245-5	May 2004	Government Property (Cost-Reimbursement, Time and Material, or Labor-Hour Contract)

52.246-23	Feb 1997	Limitation of Liability (Over $100,000)

52.249-6	Sep 1996	Termination (Cost-Reimbursement)

52.249-14	Apr 1984	Excusable Delays

52.253-1	Jan 1991	Computer Generated Forms

b.	DEPARTMENT OF HEALTH AND HUMAN SERVICES ACQUISITION REGULATION (HHSAR) (48 CFR CHAPTER 3) CLAUSES:

HHSAR
CLAUSE NO.	DATE	TITLE
352.202-1	Jan 2001	Definitions — with Alternate paragraph (h) (Jan 2001)

352.216-72	Oct 1990	Additional Cost Principles

352.228- 7	Dec 1991	Insurance — Liability to Third Persons

352.232-9	Apr 1984	Withholding of Contract Payments

352.233-70	Apr 1984	Litigation and Claims

352.242-71	Apr 1984	Final Decisions on Audit Findings

352.270-5	Apr 1984	Key Personnel

352.270-6	Ju1 1991	Publications and Publicity

352.270-7	Jan 2001	Paperwork Reduction Act

[End of GENERAL CLAUSES FOR A COST-REIMBURSEMENT RESEARCH AND DEVELOPMENT CONTRACT — Rev. 07/2004].

Contract No. HHSN266200400071C
ADB Contract No. NOI-AI-40071

ARTICLE I.2 AUTHORIZED SUBSTITUTION OF CLAUSES

ARTICLE 1.1. of this SECTION is hereby modified as follows:

FAR Clause 52.232-20, LIMITATION OF COST, is deleted in its entirety and FAR Clause 52.232-22, LIMITATION OF FUNDS (APRIL 1984) is substituted therefore. Note: When this contract is fully funded, FAR Clause 52.232-22, LIMITATION OF FUNDS will no longer apply and FAR Clause 52.232-20, LIMITATION OF COST will become applicable.

ARTICLE I.3. ADDITIONAL CONTRACT CLAUSES

This contract incorporates the following clauses by reference, with the same force and effect, as if they were given in full text. Upon request, the contracting officer will make their full text available.

a.	FEDERAL ACQUISITION REGULATION (FAR) (48 CFR CHAPTER 1) CLAUSES

(1)	FAR 52.215-17, Waiver of Facilities Capital Cost of Money (OCTOBER 1997).

(2)	FAR 52.217-7, Option for Increased Quantity — Separately Priced Line Item (MARCH 1989).

“The Contracting Officer may exercise the option by written notice to the Contractor within 60 days prior to the expiration of this contract”

(3)	FAR 52.219-4, Notice of Price Evaluation Preference for HUBZone Small Business Concerns (JANUARY 1999).

“(c) Waiver of evaluation preference.....

☐ Offeror elects to waive the evaluation preference. ”

(4)	FAR 52.224-1, Privacy Act Notification (APRIL 1984).

(5)	FAR 52.224-2, Privacy Act (APRIL 1984).

(6)	FAR 52.229-8, Taxes-Foreign Cost-Reimbursement Contracts (MARCH 1990).

(7)	FAR 52.242-3, Penalties for Unallowable Costs (MAY 2001).

b.	DEPARTMENT OF HEALTH AND HUMAN SERVICES ACQUISITION REGULATION (HHSAR) (48 CHAPTER 3) CLAUSES:

(1)	HHSAR 352.223-70, Safety and Health (JANUARY 2001). [This clause is provided in full text in SECTION JATTACHMENTS.]

(2)	HHSAR 352.270-8, Protection of Human Subjects (JANUARY 2001).

Note: The Office for Human Research Protections (OHRP), Office of the Secretary (OS), Department of Health and Human Services (DHHS) is the office responsible for oversight of the Protection of Human subjects and should replace Office for Protection from Research Risks (OPRR), National Institutes of Health (NIH) wherever it appears in this clause.

(3)	HHSARS 352.270-9, Care of Live Vertebrate Animals (JANUARY 2001).

Contract No. HHSN266200400071C
ADB Contract No. NOI-AI-40071

c.	NATIONAL INSTITUTES OF HEALTH (NIH) RESEARCH CONTRACTING (RC) CLAUSES:

The following clauses are attached and made a part of this contract:

(1)	NIH (RC) — 7, Procurement of Certain Equipment (APRIL 1984) (OMB Bulletin 81-16).

(2)	NIH (RC)-II, Research Patient Care Costs (4/1/84).

ARTICLE I.4. ADDITIONAL FAR CONTRACT CLAUSES INCLUDED IN FULL TEXT

This contract incorporates the following clauses in full text.

FEDERAL ACQUISITION REGULATION (FAR) (48 CFR CHAPTER 1) CLAUSES:

a.	FAR Clause 52.244-6, SUBCONTRACTS FOR COMMERCIAL ITEMS (July 2004)

(a)	Definitions. As used in this clause-

Commercial item, has the meaning contained in Federal Acquisition Regulation 52.202-1, Definitions.

Subcontract, includes a transfer of commercial items between divisions, subsidiaries, or affiliates of the Contractor or subcontractor at any tier.

(b)	To the maximum extent practicable, the Contractor shall incorporate, and require its subcontractors at all tiers to incorporate, commercial items or no developmental items as components of items to be supplied under this contract.

(c)	(1)	The Contractor shall insert the following clauses in subcontracts for commercial items:

(i)	52.219-8, Utilization of Small Business Concerns (MAY 2004) (15 U.S.C. 637(d)(2) and (3)), in all subcontracts that offer further subcontracting opportunities. If the subcontract (except subcontracts to small business concerns) exceeds $500,000 ($1,000,000 for construction of any public facility), the subcontractor must include 52.219-8 in lower tier subcontracts that offer subcontracting opportunities.

(ii)	52.222-26, Equal Opportunity (APR 2002) (E.O. 11246).

(iii)	52.222-35, Equal Opportunity for Special Disabled Veterans, Veterans of the Vietnam Era, and Other Eligible Veterans (DEC 2001) (38 U.S.C. 4212(a)).

(iv)	52.222-36, Affirmative Action for Workers with Disabilities (Jun 1998) (29 U.S.C. 793).

(v)	52.247-64, Preference for Privately Owned U.S.-Flag Commercial Vessels (APR 2003) (46 U.S.C. Appx 1241 and 10 U.S.C. 2631) (flow down required in accordance with paragraph (d) of FAR clause 52.247-64).

(2)	While not required, the Contractor may flow down to subcontracts for commercial items a minimal number of additional clauses necessary to satisfy its contractual obligations.

(d)	The Contractor shall include the terms of this clause, including this paragraph (d), in subcontracts awarded under this contract.

Contract No. HHSN266200400071C
ADB Contract No. NOI-AI-40071

PART III

SECTION J — LIST OF ATTACHMENTS

The following documents are attached and incorporated in this contract:

1.	Statement of Work, 4 pages.

2.	Invoice/Financing Request and Contract Financial Reporting Instructions for NIH Cost-Reimbursement Type Contracts, NIH(RC)-4, (5/97), 6 pages.

3.	Inclusion Enrolment Report, 5101 (Modified OAMP: 10/01), 1 page.

4.	Privacy Act System of Records, Number 09-25-0200. A copy may be obtained at the following website: http://oma.od.nih.goy/ms/oriyacv/oa-files/0200.htm

5.	Safety and Health, HHSAR Clause 352.223-70, (1/01), 1 page.

6.	Procurement of Certain Equipment, NIH(RC)-7, 4/1/84,1 page.

7.	Research Patient Care Costs, NIH(RC)-11, 4/1/84, i page.

Contract No. HHSN266200400071C
ADB Contract No. NOI-AI-40071

PART IV

SECTION K — REPRESENTATIONS AND CERTIFICATIONS

The following documents are incorporated by reference in this contract:

1.	Representations and Certifications, dated February 2, 2004.

2.	Human Subjects Assurance Identification Number for Acambis, Inc.: FWA0001573, dated December 7, 2001.

3.	Animal Welfare Assurance Number for Acambis, Inc.: A3924-10.

END of the SCHEDULE
(CONTRACT)

Contract No. HHSN266200400071C
ADB Contract No. NOI-AI-40071

STATEMENT OF WORK

Production and Testing of a Modified Vaccinia Ankara (MVA) Vaccine

Independently, and not as agent of the U.S. Government, the Contractor shall furnish all the necessary services, qualified personnel, material, equipment, and facilities not otherwise provided by the U.S. Government, as needed to perform the work described below.

BASE PORTION

1.	Milestone I-Product Development Plan: Within 2 months of contract award submit a Product Development Plan (PDP) that is integrated with the quality, testing, and regulatory plans. Activities in this plan, for both the Active Phannaceutical Ingredient (API) and final dosage fonD, shall focus on the following: (a) development, scale-up and validation of the manufacturing processes; (b) development optimization, and qualification/validation of the test methods necessary for product characterization, release testing, stability testing, and potency evaluation; and ( c) stability studies for each fonnulation and container/closure. The PDP shall include all planned development activities including GMP as well as non-GMP studies. Timing of these activities relative to the manufacture of up to 3 million doses of MVA vaccine, as well as ultimate FDA licensure of the product (although not a requirement of this RFP), should be stated. Development, validation and stability programs must comply with current regulations and relevant FDA and ICG guidance documents.

The NIAID is requesting that the API be at a concentration of 1 x 10[8] TCID50 per dose, and the final dosage form be in a liquid formulation.

2.	Milestone 2-Quality Systems Plan: Within 3 months of contract award submit a Quality Systems Plan (QSP) that is integrated with the manufacturing, testing and regulatory plans. Activities in this plan shall focus on cGMP compliance for the production and release of both the Active Pharmaceutical Ingredient (API) and the up to 3 million doses of MVA. It shall include appropriate documentation of cells and/or cell banks used, change control, document control, environmental and utility monitoring, laboratory controls, maintenance and calibration, materials management (including shipping), Quality management, equipment qualification, computer validation, cleaning validation, production records (including deviations), laboratory records (including out of specifications results), and training. Quality systems must comply with current regulations and relevant FDA and ICH guidance documents.

3.	Milestone 3-Clinical Testing Plan: Within 4 months of contract award submit a Clinical Testing Plan (CTP) to licensure that is integrated with the animal testing, manufacturing and regulatory plans using the most current and available information including consultation with DMID, CBER and other experts in the field. Clinical trial activities performed as a result of this solicitation shall include: (a) a dose-response trial in healthy adult populations (male and female) which are vaccinia naive and previously vaccinated against smallpox; (b) a safety and immunogenicity trial with a fixed effective dose of MVA as determined in the dose-response trial; (c) a safety and immunogenicity trial in subjects with diagnosed atopic dermatitis; and (d) a safety and immunogenicity trial in subjects with HIV infection. At least one study shall include a healthy cohort( s) that may be followed for at least two years. Unless otherwise specified, all MVA vaccinations shall be administered via the subcutaneous route. Alternative routes of vaccine delivery will be studied by the DMID during the course of this contract. Although Phase III trials are not a requirement of this contract, the CTP shall include future plans for these studies.

Statement of Work	ATTACHMENT 1
September 30, 2004	Page 1

Contract No. HHSN266200400071C
ADB Contract No. NOI-AI-40071

It is recommended that the dose-response clinical trial be initiated as soon as possible. It is also expected that the Contractor shall provide the NIAID with all relevant information and/or the ability to cross-reference an IND in order to support NIAID filing a U.S. Government held IND. To facilitate rapid product development, the Contractor shall provide NIAID with copies of all communications with FDA, and include NIAID staff in conference calls with the FDA. For information regarding the filing of an IND see http://www.fda.gov/cber/ind/ind.htrn.

Standardized protocols, characterized reagents, and validated assays shall be used in all human trials. DMID will facilitate attaining necessary resources to ensure that immunological assays of samples obtained from all clinical trials are evaluated using standardized validated assays. The CTP shall include arrangements for delivery of clinical trial samples to the DMID and/or its designee(s).

4.	Milestone 4-Animal Testing Plan: Within 5 months of contract award, submit an Animal Testing Plan (ATP) to vaccine licensure that is directed towards meeting the requirements of 21 CFR 601.91 (FDA Animal Rule) and that is integrated with the clinical testing, manufacturing and regulatory plans using the most current and available information derived from consultations with DMID, CBER, and other experts in the field. The ATP shall: (a) be such that efforts and budget for all animal studies are “front-loaded” so that the maximum amount of data are acquired within the first two years of the contract; (b) include a description of the animal experiments (supporting and pivotal) that will be conducted to study immunogenicity and efficacy, and ultimately support licensure under 21 CFR 601.91; and (c) include a description of the assays (including a plan for validation) that will be used to study both humoral and cell-mediated immunity.

The following is a list of points to consider in preparing the ATP: (a) an appropriate animal model is chosen that will provide data of sufficient statistical significance or greater to support licensure under 21 CFR 601.91; (b) a murine model is selected that demonstrates protection against a lethal aerosol challenge by ectromelia virus; ( c) a nonhuman primate model is utilized that is suitable for testing the efficacy of the vaccine to protect against challenge with monkeypox virus; and (d) all pivotal studies leading towards licensure are conducted using Good Laboratory Practices (GLP). These points to consider are not meant to reflect official U.S. Government policy with regards to fulfillment of the requirements of 21 CFR 601.91; they are provided as a minimal framework for the ATP, and points for discussion with the CBER.

In addition to the animal experiments proposed in fulfillment of 21 CFR 60 1.91, the ATP shall include separate section describing a formal toxicology study plan suitably tailored to measure the unique safety aspects of MVA. The Contractor shall initiate immunogenicity and toxicity studies only upon Project Officer approval.

5.	Milestone 5-Regulatory Support Plan: Within 6 months of contract award submit a Regulatory Support Plan (RSP) that is integrated with all testing and manufacturing activities. Activities in this plan shall include Investigational New Drug (IND) maintenance, communications with the CBER, and the compilation of data and materials that will be required in the Biological License Application (ELA).

6.	Milestone 6-Summary Report: Within 8 months of contract award, or sooner if available, provide a formal summary report to the DMID based on items described in the PDP and QSP. The report shall document the quality assurance procedures, performance measures, and quantitative performance targets associated with manufacture of up to 3 million doses of MVA vaccine. The Contractor shall demonstrate to the DMID that the final production facility is suitable for the manufacture of FDA-licensable MVA vaccine. The facility and production processes shall be maintained at current Good Manufacturing Practice (cGMP) standards throughout all manufacturing operations. Quality Control (QC) and Quality Assurance (QA) programs must be in place and sufficient to ensure cGMP manufacture of up to 3 million doses of MVA vaccine product.

Statement of Work
September 30, 2004	Page 2

Contract No. HHSN266200400071C
ADB Contract No. NOI-AI-40071

Quality programs must be maintained at cGMP standards throughout all manufacturing operations. Completion of this milestone is contingent upon a successful preproduction audit to be conducted by the DMID and/or its designee(s).

7.	Milestone 7: Within II months of contract award, complete manufacture, test, fill, finish, release, store and/or deliver to the NIAID 500,000 single doses of MVA. The formulation, via]Jclosure of this vaccine shall be the same as that to be used to fulfill Milestone 13. The manufacture of this lot of vaccine shall be accomplished using the intermediate-scale technologies and procedures proposed in the Technical Section ofthe Proposal, and its intended purpose is to provide vaccine for both Contractor and NIAID sponsored clinical trials.

8.	Milestone 8: Within 12 months of contract award, refine and submit for DMID approval, a plan to maintain, test and replenish the MVA vaccine inventory for the period of the contract. This milestone pertains to all activities required to maintain the vaccine inventory.

9.	Milestone 9-Large-Scale Production Plan: Within 12 months of contract award, provide a Large-scale Production Plan (LPP) to manufacture, formulate, fill/finish, test, and deliver to the U.S. Government up to 50 million doses of the candidate MVA vaccine suitable for storage in a stockpile for emergency use. The purpose of the LPP is to demonstrate suitability to the U.S. Government as a supplier of MVA vaccine should the immediate need arise. The LPP shall be based on production of a stockpile produced from multiple, consistent, cGMP vaccine production campaigns, if needed. The plan shall include steps to be taken to monitor the quality of the vaccine product, and replenish the stockpile as needed to maintain its ready availability for emergency use under IND. The LPP shall include: (a) details of the process to scale-up production of multiple lots, if needed; (b) a timeline for production and delivery of up to 50 million doses of product; (c) a strategy that will be pursued to seek a U.S. license for the product and to provide continued support for maintaining an active government-held IND (this strategy shall be consistent with, and refined from, plans developed in the QSP and RSP and the Technical Proposal); (d) estimates of cost/dose delivered in single-use vials; and (e) a plan to monitor and replenish the stockpile as needed in consultation with managers of the u.s. Government stockpile (this plan shall be consistent with, and refined from Milestone 8).

10.	Milestone 10-Interim Clinical Trial Report: Within 12 months of contract award or sooner if it becomes available, provide an Interim Clinical Trial Report that includes data summary and analysis, interpretation, and conclusions for the dose-response study. Also included in this report shall be a plan for refinement of follow-on clinical studies that may have been proposed in the CTP. The U.S. Government and/or the Contractor may use these data for consultations with the FDA concerning planning for subsequent product development.

11.	Milestone 11-Interim Animal Studies Report: Within 16 months of contract award, provide an Interim Animal Studies Report derived from experiments proposed in the ATP. Included in this report shall be data summaries, analyses, interpretations, and conclusions of experiments conducted. Also included in this report shall be a plan for follow-on animal studies that may not have been proposed in the ATP. Lastly, in line with the requirement of 21 CFR 601.91 for GLP to be followed for pivotal studies, an interim qualification/validation report shall be prepared for selected animal models and their respective assays.

12.	Milestone 15: Within 36 months of contract award, complete the ATP outlined in Milestone 4. Each GLP study shall be initiated following Project Officer approval of the plan and when suitable cGMP vaccine is available.

Statement of Work	ATTACHMENT 1
September 30, 2004	Page 3

Contract No. HHSN266200400071C
ADB Contract No. NOI-AI-40071

13.	Milestone 16: Within 36 months of contract award, complete the CTP and RSP outlined in Milestones 3 and 5, respectively. The U. S. Government and/or the Contractor may use these data for consultations with the FDA concerning planning for subsequent product development.

14.	Milestone 17: Within 36 months of contract award, complete the PDP and OSP outlined in Milestones 1 and 2, respectively.

15.	Milestone 18: Within 36 months of contract award, store, maintain, test and replenish the vaccine inventory as needed. These activities shall begin after Milestone 7, when the first lot of vaccine is delivered to the DMID.

Meetings and Conferences: The Contractor shall participate in regular meetings to coordinate and oversee the contract effort as directed by the Project Officer. Such meetings may include, but are not limited to, meetings of all contractors and subcontractors to discuss preclinical and clinical study designs; meetings with individual contractors and other PHS officials to discuss the technical, regulatory and ethical aspects of the program; and meetings with NIH technical consultants to discuss data provided by the Contractor.

Biweekly Meeting Details: Regular biweekly meetings shall be held between the Principal Investigator and the Project Officer to monitor progress and address issues and concerns as may arise. These meetings will be held at NIAID offices or another mutually agreeable location or by telephone or videoconference at the discretion of the Project Officer. Other government or contract staff members or consultants may be asked to participate as appropriate. At least two (2) business days in advance of each biweekly meeting, the Contractor shall provide to the Project Officer a written (E-mail) outline of the agenda for the upcoming biweekly meeting. Within five (5) business days following each meeting, the Contractor shall provide to the Project Officer a written (E-mail) summary of discussions at the last meeting, including documentation of any decisions made at the meeting.

OPTION PORTION

In accordance with the Statement of Work capabilities in the base portion of the contract, including the requirements for a Product Development Plan and Quality Systems Plan, and the successful completion of Milestones 6 and 7 resulting in the manufacture of 500,000 doses, exercise of the contract option shall require the Contractor to perform the following additional work requirements:

1.	Milestone 12: Manufacture and release at least two additional consistency lots of vaccine sufficient for the fill and finish of up to 2.5 million single doses of MVA.

2.	Milestone 13: Complete formulation, fill and finish of all vaccine product that shall comprise the 2.5 million dose MVA vaccine inventory.

3.	Milestone 14: Deliver and/or store for the U.S. Government, the 2.5 million dose inventory as directed. Lots may be delivered as they become available if approved by the Project Officer.

[END OF STATEMENT OF WORK]

Statement of Work	ATTACHMENT 1
September 30, 2004	Page 4

Contract No. HHSN266200400071C
ADB Contract No. NOI-AI-40071

INVOICE/FINANCING REQUEST AND CONTRACT FINANCIAL REPORTING INSTRUCTIONS FOR NIH
COST-REIMBURSEMENT CONTRACTS. NIH(RC)-4

General: The contractor shall submit claims for reimbursement in the manner and format described herein and as illustrated in the sample invoice/financing request.

Format: Standard Form 1034, “Public Voucher for Purchases and Services Other Than Personal,” and Standard Form 1035, “Public Voucher for Purchases and Services Other Than Personal— Continuation Sheet,” or reproduced copies of such forms marked ORIGINAL should be used to submit claims for reimbursement. In lieu of SF-l 034 and SF-1O35, claims may be submitted on the payee’s letter-head or self-designed form provided that it contains the information shown on the sample invoice/financing request.

Number of Copies: As indicated in the Invoice Submission Clause in the contract.

Frequency: Invoices/financing requests submitted in accordance with the Payment Clause shall be submitted monthly unless otherwise authorized by the contracting officer.

Cost Incurrence Period: Costs incurred must be within the contract performance period or covered by precontract cost provisions.

Billing of Costs Incurred: If billed costs include: (1) costs of a prior billing period, but not previously billed; or (2) costs incurred during the contract period and claimed after the contract period has expired, the amount and month(s) in which such costs were incurred shall be cited.

Contractor’s Fiscal Year: Invoices/financing requests shall be prepared in such a manner that costs claimed can be identified with the contractor’s fiscal year.

Currency: All NIH contracts are expressed in United States dollars. When payments are made in a currency other than United States dollars, billings on the contract shall be expressed, and payment by the United States Government shall be made, in that other currency at amounts coincident with actual costs incurred. Currency fluctuations may not be a basis of gain or loss to the contractor. Notwithstanding the above, the total of all invoices paid under this contract may not exceed the United States dollars authorized.

Costs Requiring Prior Approval: Costs requiring the contracting officer’s approval, which are not set forth in an Advance Understanding in the contract shall be so identified and reference the Contracting Officer’s Authorization (COA) Number. In addition, any cost set forth in an Advance Understanding shall be shown as a separate line item on the request.

Invoice/Financing Request Identification: Each invoice/financing request shall be identified as either:

(a)	Interim Invoice/Contract Financing Request - These are interim payment requests submitted during the contract performance period.

(b)	Completion Invoice — The completion invoice is submitted promptly upon completion of the work; but no later than one year from the contract completion date, or within 120 days after settlement of the final indirect cost rates covering the year in which this contract is physically complete (whichever date is later).

ATTACHMENT 2

Contract No. HHSN266200400071C
ADB Contract No. NOI-AI-40071

The completion invoice should be submitted when all costs have been assigned to the contract and all performance provisions have been completed.

(c)	Final Invoice - A final invoice may be required after the amounts owed have been settled between the Government and the contractor (e.g., resolution of all suspensions and audit exceptions).

Preparation and Itemization of the Invoice/Financing Request: The contractor shall furnish the information set forth in the explanatory notes below. These notes are keyed to the entries on the sample invoice/financing request.

(a)	Designated Billing Office Name and Address — Enter the designated billing office and address, identified in the Invoice Submission Clause of the contract, on all copies of the invoice/financing request.

(b)	Invoice/Financing Request Number — Insert the appropriate serial number of the invoice/financing request.

(c)	Date Invoice/Financing Request Prepared — Insert the date the invoice/financing request is prepared.

(d)	Contract Number and Date — Insert the contract number and the effective date of the contract.

(e)	Payee’s Name and Address — Show the contractor’s name (as it appears in the contract), correct address, and the title and phone number of the responsible official to whom payment is to be sent. When an approved assignment has been made by the contractor, or a different payee has been designated, then insert the name and address of the payee instead of the contractor.

(f)	Total Estimated Cost of Contract — Insert the total estimated cost of the contract, exclusive of fixed-fee. For incrementally funded contracts, enter the amount currently obligated and available for payment.

(g)	Total Fixed-Fee — Insert the total fixed-fee (where applicable). For incrementally funded contracts, enter the amount currently obligated and available for payment.

(h)	Billing Period — Insert the beginning and ending dates (month, day, and year) of the period in which costs were incurred and for which reimbursement is claimed.

(i)	Incurred Cost — Current — Insert the amount billed for the major cost elements, adjustments, and adjusted amounts for the current period.

(j)	Incurred Cost — Cumulative — Insert the cumulative amounts billed for the major cost elements and adjusted amounts claimed during this contract.

(k)	Direct Costs — Insert the major cost elements. For each element, consider the application of the paragraph entitled “Costs Requiring Prior Approval” on page I of these instructions.

(1)	Direct Labor — Include salaries and wages paid (or accrued) for direct performance of the contract. For Key Personnel, list each employee on a separate line. List other employees as one amount unless otherwise required by the contract.

(2)	Fringe Benefits — List any fringe benefits applicable to direct labor and billed as a direct cost.

ATTACHMENT 2

Contract No. HHSN266200400071C
ADB Contract No. NOI-AI-40071

Fringe benefits included in indirect costs should not be identified here.

(3)	Accountable Personal Property — Include permanent research equipment and general purpose equipment having a unit acquisition cost of $1,000 or more and having an expected service life of more than two years, and sensitive property regardless of cost (see the DHHS Contractor’s Guide for Control of Government Property). Show permanent research equipment separate from general purpose equipment. Prepare and attach Form HHS-565, “Report of Accountable Property,” in accordance with the following instructions:

List each item for which reimbursement is requested. A reference shall be made to the following (as applicable):

-	The item number for the specific piece of equipment listed in the Property Schedule.

-	The Contracting Officer’s Authorization letter and number, if the equipment is not covered by the Property Schedule.

-	Be preceded by an asterisk (*) if the equipment is below the approval level.

(4)	Materials and Supplies — Include equipment with unit costs of less than $1,000 or an expected service life of two years or less, and consumable material and supplies regardless of amount.

(5)	Premium Pay — List remuneration in excess of the basic hourly rate.

(6)	Consultant Fee — List fees paid to consultants. Identify consultant by name or category as set forth in the contract’s Advance Understanding or in the COA letter, as well as the effort (i.e., number of hours, days, etc.) and rate being billed.

(7)	Travel — Include domestic and foreign travel. Foreign travel is travel outside of Canada, the United States and its territories and possessions. However, for an organization located outside Canada, the United States and its territories and possessions, foreign travel means travel outside that country. Foreign travel must be billed separately from domestic travel.

(8)	Subcontract Costs — List subcontractor(s) by name and amount billed.

(9)	Other — List all other direct costs in total unless exceeding $1,000 in amount. If over $1,000, list cost elements and dollar amounts separately. If the contract contains restrictions on any cost element, that cost element must be listed separately.

(l)	Cost of Money (COM) — Cite the COM factor and base in effect during the time the cost was incurred and for which reimbursement is claimed.

(m)	Indirect Costs—Overhead — Identify the cost base, indirect cost rate, and amount billed for each indirect cost category.

(n)	Fixed-Fee Earned — Cite the formula or method of computation for the fixed-fee (if any). The fixed-fee must be claimed as provided for by the contract.

ATTACHMENT 2

Contract No. HHSN266200400071C
ADB Contract No. NOI-AI-40071

(o)	Total Amounts Claimed — Insert the total amounts claimed for the current and cumulative periods.

(p)	Adjustments — Include amounts conceded by the contractor, outstanding suspensions, and/or disapprovals subject to appeal.

(q)	Grand Totals

The contracting officer may require the contractor to submit detailed support for costs claimed on one or more interim invoices/financing requests.

ATTACHMENT 2

Contract No. HHSN266200400071C
ADB Contract No. NOI-AI-40071

FINANCIAL REPORTING INSTRUCTIONS:

These instructions are keyed to the Columns on the sample invoice/financing request.

Column A—Expenditure Category — Enter the expenditure categories required by the contract.

Column B—Cumulative Percentage of Effort/Hrs.-Negotiated — Enter the percentage of effort or number of hours agreed to doing contract negotiations for each employee or labor category listed in Column A.

Column C—Cumulative Percentage of Effort/Hrs.-Actual — Enter the percentage of effort or number of hours worked by each employee or labor category listed in Column A.

Column D—Incurred Cost-Current — Enter the costs, which were incurred during the current period.

Column E—Incurred Cost-Cumulative — Enter the cumulative cost to date.

Column F—Cost at Completion — Enter data only when the contractor estimates that a particular expenditure category will vary from the amount negotiated. Realistic estimates are essential.

Column G— Contract Amount — Enter the costs agreed to during contract negotiations for all expenditure categories listed in Column A.

Column H—Variance (Over or Under) — Show the difference between the estimated costs at completion (Column F) and negotiated costs (Column G) when entries have been made in Column F. This column need not be filled in when Column F is blank. When a line item varies by plus or minus 10 percent, Le., the percentage arrived at by dividing Column F by Column G, an explanation of the variance should be submitted. In the case of an overrun (net negative variance), this submission shall not be deemed as notice under the Limitation of Cost (Funds) Clause of the contract.

Modifications: Any modification in the amount negotiated for an item since the preceding report should be listed in the appropriate cost category.

Expenditures Not Negotiated: An expenditure for an item for which no amount was negotiated (e.g., at the discretion of the contractor in performance of its contract) should be listed in the appropriate cost category and all columns filled in, except for G. Column H will of course show a 100 percent variance and will be explained along with those identified under H above.

ATTACHMENT 2

Contract No. HHSN266200400071C
ADB Contract No. N01-AI-40071

INCLUSION ENROLLMENT REPORT

This report format should NOT be used for data collection from study participants

Study Title:
Total Enrollment	Protocol Number:
Contract Number:

PART A. TOTAL ENROLLMENT REPORT: Number of Subjects Enrolled to Date (Cumulative) by Enthicity and Race

Sex/Gender
Ethnic Category	Females	Males	Unknown or Not Reported	Total
Hispanic or Latino
Not Hispanic or Latino
Unknown (Individuals not reporting ethnicity)
Ethnic Category: Total of All Subjects*
Racial Categories
American Indian/Alaska Native
Asian
Native Hawaiian or Other Pacific Islander
Black or African American
White
More than one race
Unknown or not reported
Racial Categories: Total of All Subjects*

PART B. HISPANIC ENROLLMENT REPORT: Number of Hispanics or Latinos Enrolled to Date (Cumlative)

Racial Categories	Females	Males	Unknown or Not Reported	Total
American Indian/Alaska Native
Asian
Native Hawaiian or Other Pacific Islander
Black or African American
White
More than one race
Unknown or not reported
Racial Categories: Total of Hispanics or Latinos**

*	These totals must agree

**	These totals must agree

Inclusion Enrollment Report 5/2001 (Modified OAMP: October, 2001)	ATTACHMENT 3

Contract No. HHSN266200400071C
ADB Contract No. N01-AI-40071

SAMPLE INVOICE/FINANCING REQUEST AND CONTRACT FINANCIAL REPORT

(a)	Billing Office Name and Address NATIONAL INSTITUTES OF HEALTH National Institute of Allergy & Infectious Diseases Room 3214, MSC 7612 6700-B Rockledge Drive Bethesda, MD 20892-7612

(b)	Invoice/Financing Request No.

(c)	Date Invoice Prepared

(d)	Contract No.

Effective Date

(e)	Payee’s Name and Address ABC CORPORATION 100 Main Street Anywhere, USA zip code

Atm:	Name, Title, & Phone Number of Official to Whom Payment is Sent

(f)	Total Estimated Cost

(g)	Total Fixed Fee

(h)	This invoice/financing request represents reimbursable costs for the period from to

Cumulative Percentage
	of Effort/Hrs.		Incurred Cost		Cost at	Contract
Expenditure Category*	Negotiated	Actual	Current	Cumulative	Completion	Amount	Variance
A	B	C	D	E	F	G	H
(k) Direct Costs:
(J) Direct Labor
(2) Fringe Benefits
(3)Accountable
Property
(4) Materials & Supplies
(5) Premium Pav
(6) Consultant Fees
(7) Travel
(8) Subcontracts
(9) Other
Total Direct Costs
(I) Cost of Money
(m) Overhead
G&A
(n) Fixed Fee
(0) Total Amount Claimed
(p) Adjustments
(q) Grand Totals

I certify that all payments are for appropriate purposes and in accordance with the contract.

(Name of Official)	(Title)

*	Attach details as specified in the contract

Safety and Health Clause HHSAR 352.223-70, (1/01)	ATTACHMENT 5

Contract No. HHSN266200400071C
ADB Contract No. N01-AI-40071

HHSAR 352.223-70 SAFETY AND HEALTH (JANUARY 2001)

(a)	To help ensure the protection of the life and health of all persons, and to help prevent damage to property, the Contractor shall comply with all Federal, State and local laws and regulations applicable to the work being performed under this contract. These laws are implemented and/or enforced by the Environmental Protection Agency, Occupational Safety and Health Administration and other agencies at the Federal, State and local levels (Federal, State and local regulatory/enforcement agencies).

(b)	Further, the Contractor shall take or cause to be taken additional safety measures as the Contracting Officer in conjunction with the project or other appropriate officer, determines to be reasonably necessary. If compliance with these additional safety measures results in an increase or decrease in the cost or time required for performance of any part of work under this contract, an equitable adjustment will be made in accordance with the applicable “Changes” Clause set forth in this contract.

(c)	The Contractor shall maintain an accurate record of, and promptly report to the Contracting Officer, all accidents or incidents resulting in the exposure of persons to toxic substances, hazardous materials or hazardous operations; the injury or death of any person; and/or damage to property incidental to work performed under the contract and all violations for which the Contractor has been cited by any Federal, State or local regulatory/enforcement agency. The report shall include a copy of the notice of violation and the findings of any inquiry or inspection, and an analysis addressing the impact these violations may have on the work remaining to be performed. The report shall also state the required action(s), if any, to be taken to correct any violation(s) noted by the Federal, State or local regulatory/enforcement agency and the time frame allowed by the agency to accomplish the necessary corrective action.

(d)	If the Contractor fails or refuses to comply promptly with the Federal, State or local regulatory/enforcement agency’s directive(s) regarding any violation(s) and prescribed corrective action(s), the Contracting Officer may issue an order stopping all or part of the work until satisfactory corrective action (as approved by the Federal, State or local regulatory/enforcement agencies) has been taken and documented to the Contracting Officer. No part of the time lost due to any stop work order shall be subject to a claim for extension of time or costs or damages by the Contractor.

(e)	The Contractor shall insert the substance of this clause in each subcontract involving toxic substances, hazardous materials, or operations. Compliance with the provisions of this clause by subcontractors will be the responsibility of the Contractor.

(End of Clause)

Safety and Health Clause HHSAR 352.223-70, (1/01)	ATTACHMENT 5

Contract No. HHSN266200400071C
ADB Contract No. N01-AI-40071

PROCUREMENT OF CERTAIN EQUIPMENT

Notwithstanding any other cllause in this contract, the Contractor will not be reimbursed for the purchase, lease, or rental of any item of equipment listed in the following Federal Supply Groups, regardless of the dollar value, without the prior written approval of the Contracting Officer.

69	- Training Aids and Devices

70	- General Purpose ADP Equipment, Software, Supplies and Support (Excluding 7045-ADP Supplies and Support Equipment.)

71	- Furniture

72	- Household and Commercial Furnishings and Appliances

74	- Office Machines and Visible Record Equipment

77	- Musical Instruments, Phonographs, and Home-type Radios

78	- Recreational and Athletic Equipment

When equipment in these Federal Supply Groups is requested by the Contractor and determined essential by the Contracting Officer, the Government will endeavor to fulfill the requirement with equipment available from its excess personal property sources, provided the request is made under a contract. Extensions or renewals of approved existing leases or rentals for equipment in these Federal Supply Groups are excluded from the provisions of this article.

NIH(RC)-7 (4/1/84) OMB Bulletin 81-16

ATTACHMENT 6

NIH(RC)-7 (4/1/84) OMB Bulletin 81-16	ATTACHMENT 6

Contract No. HHSN266200400071C
ADB Contract No. N01-AI-40071

RESEARCH PATIENT CARE COSTS

(a)	Research patient care costs are the costs of routine and ancillary services provided to patients participating in research programs described in this contract.

(b)	Patient care costs shall be computed in a manner consistent with the principles and procedures used by the Medicare Program for determining the part of Medicare reimbursement based on reasonable costs. The Diagnostic Related Group (DRG) prospective reimbursement method used to determine the remaining portion of Medicare reimbursement shall not be used to determine patient care costs. Patient care rates or amounts shall be established by the Secretary of HHS or his duly authorized representative.

(c)	Prior to submitting an invoice for patient care costs under this contract, the contractor must make every reasonable effort to obtain third party payment, where third party payors (including Government agencies) are authorized or are under a legal obligation to pay all or a portion of the charges incurred under this contract for patient care.

(d)	The contractor must maintain adequate procedures to identify those research patients participating in this contract who are eligible for third party reimbursement.

(e)	Only those charges not recoverable from third party payors or patients and which are consistent with the terms and conditions of the contract are chargeable to this contract.

NH(RC)-11 (4/1/84)	ATTACHMENT 7

ACAMBIS DATA SHARING PLAN

Acambis will share research results when they are final data accepted for publication. However, Acambis does not wish to publish data that might impair its ability to patent any invention. Acambis is aware that the NIH encourages sharing of data generated in support of its research and development contracts and that the NIH expects that the sharing of research data will lead to products and knowledge of benefit to the public. However, the NIH also recognizes the need to protect patentable and other proprietary data and that restrictions on sharing data may be imposed by agreements with third parties. In this regard, under the Bayh-Dole Act, Acambis and its subcontractors/grantees have the right to elect and retain title to subject inventions developed with Federal funding and intend to do so under the MVA program (See Intellectual Property plan at Tab IIG). Premature publication may create a statutory bar to obtaining appropriate patent coverage and compromise the Acambis competitive position with respect to the marketing and sale of MVA vaccine to the U.S. Government and private market. Since patent protection will be sought for inventions that are patentable, Acambis intends to publicly share the results of final research data only when they are accepted for publication. Acambis will share data with the NIH prior to publication, but such data will be submitted to the U.S. Government as confidential proprietary information submitted to the Government for evaluation purposes only and subject to protection under 18 U.S.C. 1905 and Section 27 of the Procurement Integrity Act.

The above policy is necessary to avoid the premature publication of sensitive data that describes the attributes or process for our MVA vaccine candidate that we intend to propose for sale to the NIH under the future 50-million dose Request for Proposal (RFP) expected to be issued to acquire a Government stockpile of MVA vaccine. Such data, in essence, consists of information that will become a portion of the Acambis technical proposal for that future RFP, or is data that may be used to evaluate the vaccine candidate proposed by Acambis, and, as such, is source-selection sensitive proprietary data to be protected from unauthorized release to competitors and others under Section 27 of the Procurement Integrity Act as implemented by FAR 3.104 et seq. After the contract(s) resulting from the 50-million dose RFP have been awarded, such data might be published or made available to third-parties if such release would not compromise the Acambis/Baxter competitive position for future sale of MVA.

For any data sharing and publication, Acambis will adhere to the HIPAA Privacy Rule, and the Privacy Act as required by federal statute and regulations.